Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE
Contacts:
Gastar Exploration Ltd.
J. Russell Porter, Chief Executive Officer
713-739-1800 / rporter@gastar.com

Investor Relations Counsel:
Lisa Elliott
DRG&L: 713-529-6600
lelliott@drg-l.com / apearson@drg-l.com

GASTAR EXPLORATION PROVIDES UPDATE ON PRODUCTION
 FROM INITIAL MARCELLUS SHALE WELLS

HOUSTON, September 21, 2011 – Gastar Exploration Ltd. (NYSE Amex: GST) today provides updated production information on its first two Marcellus Shale horizontal wells and corrects previously provided initial sales results.  The Company’s first two Marcellus wells, the Wengerd 1H and 7H wells, produced at an average combined gross sales rate of 7.1 million cubic feet per day (“MMCFD”) of liquids rich (1285 Btu/MCF) natural gas and 176 barrels of condensate per day (“BCPD”) for the first 30 days of production, which commenced on August 11th.   These wells are producing through 5-½ inch production casing at approximately 1,250 psi flowing casing pressure. Gastar owns a 44.5% working interest and 37.5% net revenue interest in these wells.

On July 27, 2011 Gastar announced that these wells tested at a combined gross production rate of 15.5 MMCFD and 1,100 BCPD.  We provided further additional information that the wells had a combined initial gross sales rate of 14.0 MMCFE per day (9.7 MMCFD and 720 BCPD).  Subsequently, we have determined that the condensate sales rate was overstated due to excess high Btu gas being produced through the condensate line and incorrectly metered as condensate instead of natural gas.   Correcting for the metering error, the combined peak initial gross sales rate for the two wells was 13.6 MMCFE per day (11.1 MMCFD and 410 BCPD).

J. Russell Porter, Gastar’s President and CEO, issued the following statement, “We are pleased with the production rates of these wells and expect them to generate excellent rates of return.   These production volumes are in line with our independent reservoir engineer’s initial proved reserve estimates of 8.3 Bcfe per well.  We expect to bring on four additional horizontal Marcellus wells at the end of October and at least three more prior to year end 2011.”

About Gastar Exploration
Gastar Exploration Ltd. is an independent company engaged in the exploration, development and production of natural gas and oil in the United States.  Our principal business activities include the identification, acquisition, and subsequent exploration and development of natural gas and oil properties with an emphasis on prospective deep structures identified through seismic and other analytical techniques as well as unconventional natural gas reserves, such as shale resource plays.  We are pursuing natural gas exploration in the Marcellus Shale in the Appalachian area of West Virginia and central and southwestern Pennsylvania and in the deep Bossier gas play in the Hilltop area of East Texas.  We also conduct limited coal bed methane development activities within the Powder River Basin of Wyoming and Montana.  For more information, visit our web site at www.gastar.com.

Safe Harbor Statement and Disclaimer

This news release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward looking statements give our current expectations, opinion, belief or forecasts of future events and performance.  A statement identified by the use of forward looking words including “may,” “expects,” “projects,” “anticipates,” “plans,” “believes,” “estimate,” “will,” “should,” and certain of the other foregoing statements may be deemed forward-looking statements.  Although Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release.  These include risk inherent in natural gas and oil drilling and production activities, including risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; delays in receipt of drilling permits; risks with respect to natural gas and oil prices, a material decline in which could cause Gastar to delay or suspend planned drilling operations or reduce production levels; risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in natural gas and oil prices; risks relating to unexpected adverse developments in the status of properties; risks relating to the absence or delay in receipt of government approvals or fourth party consents; and other risks described in Gastar’s Annual Report on Form 10-K and other filings with the SEC, available at the SEC’s website at www.sec.gov.  Our actual sales production rates can vary considerably from tested initial production rates depending upon completion and production techniques and our primary areas of operations are subject to natural steep decline rates. By issuing forward looking statements based on current expectations, opinions, views or beliefs, Gastar has no obligation and, except as required by law, is not undertaking any obligation, to update or revise these statements or provide any other information relating to such statements.

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